News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation Announces Results for
Second Quarter - Fiscal 2004

MUSCATINE, Iowa (July 22, 2004)-HNI Corporation (NYSE: HNI) today announced sales of $508.6 million and net income of $25.8 million for the second quarter ending July 3, 2004.

Consolidated net sales for the second quarter increased 25.0 percent to $508.6 million, compared to $406.8 million for the same quarter last year.  The Company continued to experience strong growth in both its office furniture and hearth products segments.  Sales from the Company's acquisition of Paoli Inc. in January 2004, accounted for approximately $26 million of the increase while approximately $21 million of the increase during the second quarter was due to purchases made in advance of price increases.

Net income was $25.8 million compared to $20.2 million in the same period in 2003, an increase of 28.0 percent.  Net income per share was $0.44 per diluted share compared to $0.35 per diluted share in second quarter 2003, an increase of 25.7 percent.  The Company increased its annualized effective tax rate for 2004 to 36.5 percent during the second quarter compared to 36.0 percent in first quarter 2004 and 35.0 percent in 2003 due to increased state taxes and a reduced benefit from federal and state tax credits.  This resulted in an effective tax rate for the second quarter 2004 of 36.9 percent.  "We are pleased with our strong second quarter results which are a result of an improving economy and the hard work of our dedicated member-owners," stated Stan Askren, HNI Corporation President and CEO.

Gross margins for the second quarter were 36.1 percent compared to 36.0 percent for the same quarter last year.  Included in gross margin for the second quarter of 2003 was $1.6 million of accelerated depreciation of machinery and equipment related to facility shutdowns reducing margins by 0.4 percentage points.  "Increases in steel costs of approximately $12 million, and other material costs of approximately $3 million, offset our productivity improvements and the effect of leveraging fixed costs over higher volumes," stated Mr. Askren.

Total selling and administrative expenses, including restructuring charges, for the quarter decreased, as a percent of sales, compared to second quarter 2003.  Included in second quarter 2004 were incremental investments of approximately $5 million in brand building and selling initiatives, increased freight and distribution costs of $8 million due to volume, rate increases and fuel surcharges, selling and administrative costs of new acquisitions of $8 million, increased consulting and other costs associated with growth initiatives at the corporate level of $4 million and current period restructuring charges of $.2 million related to the 2003 closure and consolidation of two office furniture facilities.  Second quarter 2003 included restructuring charges of $2.3 million.  "We continue to make investments to create long-term shareholder value," stated Mr. Askren.

For the first six months of 2004, consolidated net sales increased 21.8 percent to $972.6 million compared to $798.8 million in 2003.  Gross margins year-to-date increased to 36.3 percent compared to 35.7 percent last year.  Included in 2003 gross margins was $1.6 million of accelerated depreciation related to facility shutdowns, which reduced margins 0.2 percentage points.  Net income was $48.2 million or $0.82 per diluted share compared to $36.1 million or $0.62 per diluted share in 2003, an increase of 33.8 percent.

Cash flow from operations for the first six months increased to $56.0 million compared to $54.5 million last year due to improved operating results.  Capital expenditures decreased from $24.4 million in 2003 to $15.8 million in 2004.  The Company completed the acquisition of Paoli Inc. and a small hearth distributor for a total of $85.5 million during the first quarter of 2004.  The Company repurchased 1,124,300 shares of its common stock at a cost of approximately $43.7 million during the first six months compared to $21.5 million in the same period in 2003.  During the first quarter of 2004 the company paid off $26.1 million of convertible debentures related to a previous hearth acquisition, which reduced interest expense.

Office Furniture

For the quarter, net sales for the office furniture segment increased 26.6 percent to $384.7 million from $304.0 million for the same quarter last year.  Second quarter 2004 sales were positively impacted by approximately $21 million of purchases made in advance of price increases.  In addition the Paoli acquisition accounted for approximately 8.5 percentage points of the increase in office furniture sales.  Operating profit prior to unallocated corporate expenses increased to $37.2 million compared to $27.3 million in 2003.  Operating profit as a percent of net sales increased to 9.7 percent versus 9.0 percent in 2003.  Net sales on a year-to-date basis increased 22.6 percent to $734.3 million compared to $598.8 million.  Operating profit as a percent of sales increased to 9.4 percent compared to 8.8 percent in 2003.  "Our revenue improvement was driven by continued improvement in the economy and the industry and market share gains by all of our brands," said Mr. Askren.  The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported an increase in shipments for the first five months of 4 percent compared to the prior year.  The increase in operating margins is a result of increased volumes, new products, and benefits received from restructuring initiatives and the rapid continuous improvement program, offset by increased freight expense and material costs including steel in addition to continued investments in brand building and selling initiatives.

Hearth Products

For the quarter, net sales for the hearth products segment increased 20.5 percent to $123.9 million from $102.8 million for the same quarter last year.  This growth is attributable to strong housing starts, growth in market share in all channels, innovative new proprietary product introductions, as well as a price increase.  Operating profit prior to unallocated corporate expenses was $15.6 million compared to $10.6 million in the same quarter last year.  Operating profit as a percent of net sales increased to 12.6 percent versus 10.3 percent for 2003.  Net sales on a year-to-date basis increased 19.2 percent to $238.3 million compared to $199.9 million.  Operating profit as a percent of sales increased to 11.0 percent compared to 8.2 percent in 2003.  Improved profitability was the result of leveraging fixed costs over a higher sales volume, a stronger mix of sales through owned distribution, and price increases partially offset by higher steel and freight costs.  "Our hearth products business with its well established brands and innovative new products continues to deliver strong results and gain market share," said Mr. Askren.

2004 Outlook

"We continue to see positive revenue trends in both our office furniture and hearth segments and are optimistic that our volumes will remain strong," said Mr. Askren.  "As previously announced, we have implemented select price increases in the third quarter.  Approximately $20 million of incremental orders were placed prior to the price increases and will ship during the third quarter."  Due to the Company's 52/53 week fiscal year, third quarter 2004 will have five fewer working days than third quarter 2003.

"Incremental increases in steel and other material costs continue to pressure margins," stated Mr. Askren, "The steel market continues to be very volatile.  While price increases will partially offset higher steel costs, we continue to work to mitigate the negative impacts through our rapid continuous improvement programs and other cost reduction initiatives."

Subsequent to the end of second quarter, the Company finalized its acquisitions of Omni Remanufacturing, Inc., a panel systems remanufacturer and office services company; and Edward George Company, a Midwest fireplace distributor. Combined annual sales are approximately $75 million.

The Company continues its focus on creating long-term shareholder value by growing its businesses through aggressive investment in building brands, enhancing its strong member-owner culture and remaining focused on its rapid continuous improvement programs to build best total cost.

Conference Call

HNI Corporation will host a conference call on Thursday, July 22, 2004, at 10:00 a.m. Central to discuss second quarter fiscal 2004 results.  To participate, call the conference call line at 800-401-8436.  A replay of the conference call will be available until Thursday, July 29, 2004.  To access this replay, dial 800-475-6701, access code 738943.  A link to the simultaneous web cast can be found on the company's website at www.hnicorp.com.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat-N-Glo®, Quadra-FireTM, and Fireside Hearth & HomeTM have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in new products and brand building, and (d) from its investments in distribution and rapid continuous improvement; lower than expected demand for the Company's products due to uncertain political and economic conditions and lower industry growth than expected; competitive pricing pressure from foreign and domestic competitors; higher than expected material costs; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

HNI Corporation

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	Jul. 3, 2004	Jun. 28, 2003	Jul. 3, 2004	Jun. 28, 2003
Net Sales	$ 508,605	$ 406,793	$ 972,642	$ 798,764
Cost of products sold	324,984	260,367	619,259	513,208
Gross profit	183,621	146,426	353,383	285,556
Selling and administrative expenses	142,579	112,979	277,159	227,405
Restructuring and impairment charges	215	2,265	735	2,265
Operating income	40,827	31,182	75,489	55,886
Interest income	324	563	1,049	1,384
Interest expense	204	712	574	1,798
Income before income taxes	40,947	31,033	75,964	55,472
Income taxes	15,121	10,861	27,727	19,415
Net income	$ 25,826	$ 20,172	$ 48,237	$ 36,057
Net income per common share - basic	$0.45	$0.35	$0.83	$0.62
Average number of common shares outstanding - basic	57,943,191	58,142,937	58,091,706	58,230,106
Net income per common share - diluted	$0.44	$0.35	$0.82	$0.62
Average number of common shares outstanding - diluted	58,377,864	58,467,617	58,535,640	58,514,390

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Jul. 3,	Jan. 3,		Jul. 3,	Jan. 3,
(Dollars in thousands)	2004	2004		2004	2004
Cash and cash equivalents Short-term investments	$ 74,667 3,339	$ 138,982 65,208	Accounts payable and accrued expenses	$ 214,472	$ 211,236
Receivables	236,104	181,459	Income taxes	19,446	5,958
Inventories Deferred income taxes	70,411 14,244	49,830 14,329	Note payable and current maturities of long-term debt	491	26,658
Prepaid expenses and other current assets	13,359	12,314	Current maturities of other long-term obligations	4,257	1,964
Current assets	412,124	462,122	Current liabilities	238,666	245,816

			Long-term debt	2,571	2,690
			Capital lease obligations	1,252	1,436
Property and equipment - net	320,960	312,368	Other long-term liabilities	27,380	24,262
Goodwill	202,462	192,086	Deferred income taxes	38,842	37,733
Other assets	83,880	55,250
			Shareholders' equity	710,715	709,889
Total assets	$1,019,426	$1,021,826	Total liabilities and shareholders' equity	$1,019,426	$1,021,826

Unaudited Condensed Consolidated Statement of Cash Flows

	Six Months Ended
(Dollars in thousands)	Jul. 3, 2004	Jun. 28, 2003
Net cash flows from (to) operating activities	$ 55,972	$ 54,485
New cash flows from (to) investing activities:
Capital expenditures	(15,769)	(24,353)
Acquisition spending	(85,488)	-
Other	62,149	13,192
Net cash flows from (to) financing activities	(81,179)	(54,197)
Net increase (decrease) in cash and cash equivalents	(64,315)	(10,873)
Cash and cash equivalents at beginning of period	138,982	139,165
Cash and cash equivalents at end of period	$ 74,667	$ 128,292

Unaudited Business Segment Data

	Three Months Ended		Six Months Ended
(Dollars in thousands)	Jul. 3, 2004	Jun. 28, 2003	Jul. 3, 2004	Jun. 28, 2003
Net Sales:
Office Furniture	$384,678	$303,959	$734,349	$598,826
Hearth products	123,927	102,834	238,293	199,938
	$508,605	$406,793	$972,642	$798,764

Operating profit:
Office furniture
Operations before restructuring charges	$ 37,402	$ 29,581	$ 69,583	$ 54,774
Restructuring and impairment charges	(215)	(2,265)	(735)	(2,265)
Office furniture - net	37,187	27,316	68,848	52,509
Hearth products	15,564	10,554	26,203	16,368
Total operating profit	52,751	37,870	95,051	68,877
Unallocated corporate expense	(11,804)	(6,837)	(19,087)	(13,405)
Income before income taxes	$ 40,947	$ 31,033	$ 75,964	$ 55,472

Depreciation and amortization expense:
Office furniture	$ 11,166	$12,994	$ 22,842	$24,487
Hearth products	3,447	3,311	7,631	6,957
General corporate	1,539	1,142	2,991	2,285
	$ 16,152	$ 17,447	$ 33,464	$ 33,729

Capital expenditures - net:
Office furniture	$ 4,248	$ 5,373	$ 7,539	$ 9,926
Hearth products	4,200	3,127	6,543	9,674
General corporate	1,231	1,364	1,687	4,753
	$ 9,679	$ 9,864	$ 15,769	$ 24,353

			As of	As of
Identifiable assets:			Jul. 3, 2004	Jun. 28, 2003
Office furniture			$ 536,533	$ 468,411
Hearth products			319,758	309,882
General corporate			163,135	190,703
			$1,019,426	$ 968,996

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